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                                                                   EXHIBIT 10.26

                         REPURCHASE AGREEMENT AND WAIVER

This Repurchase Agreement and Waiver (this "Agreement"), dated as of May__, 2003, is by and among Lions Gate Entertainment Corp., a British Columbia corporation, (the "Company") and those Holders of 5.25% Convertible Redeemable Preferred Shares, Series A (the "Series A Preferred Shares") listed on the signature pages of this Agreement (the Holders"). The Parties acknowledge that the sole Holders shall be Telemunchen Fernseh GmbH &Co and SBS Broadcasting SA.

                                    RECITALS

        A. The Company has filed a registration statement to register the issuance and sale of up to 20,000,000 of its common shares (the "Offering").

        B. Pursuant to Article 26.7 of the Articles, the Series A Preferred Conversion Price (as defined therein, the "Conversion Price") will, absent a waiver, be adjusted upon consummation of the Offering if the sale price of the common shares in the Offering is less than the Conversion Price then in effect (a "Conversion Price Adjustment").

In consideration of the mutual promises, covenants and agreements contained in this Agreement, the parties agrees as follows:

        1.      REPURCHASE.

        (a) Holder and the Company agrees that within 10 business days after consummation of the Offering, to the extent net proceeds to the Company in the Offering exceed US$5 million (i.e. in all events on a net basis, $5,000,000 from the proceeds of the offering must remain in the Company and no more than $20,000,000 may be used to repurchase the Series A), the Company will repurchase pro rata as between the Holders only the Series A Preferred held by the Holders in cash by wire transfer for a per share purchase price of (i) US$2200 plus (ii) if a positive number, an amount equal to one thousand multiplied by the difference between (x) the per share price to the public and (y) US$2.00. (For example, if the per share Offering price is US$2.05, the per share purchase price for the Holders' Series A Preferred will be US$2250 --- i.e. US$2200 plus US$50)

        (b) Notwithstanding the repurchase set forth in sub-paragraph (a), above, Holders shall be entitled to retain ownership of the those certain warrants owned by Holders as of the date written above pursuant to that certain Warrant Indenture Agreement dated as of December 30, 1999 between Lions Gate Entertainment Corp and the CIBC Mellon Trust Company.

        2. NEW CONVERSION PRICE. The Company agrees that if the Offering is consummated and the Holders continue to hold any Series A Preferred, the Company will:



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                (a) Promptly after consummation of the Offering authorize
        amendment of Article 26.7 of the Articles so that the initial Conversion Price (as defined in the Articles) is US$2.30 rather than US$2.55 (the "Adjustment"); and

                (b) Include the Adjustment in its next shareholder meeting proxy statement as an item to be voted upon by any required classes of shareholders ("Shareholder Approval") at the Company's next shareholders' meeting. The Board of Directors will recommend that shareholders approve the adjustment.


        3. WAIVER OF CONVERSION PRICE ADJUSTMENT Conditioned upon the irrevocable effectiveness of the Adjustment, each Holder waives with respect to the Offering (i) any requirement that the conversion price of any Series A Preferred Share be adjusted pursuant to Article 26.7 of the Articles and (ii) any notice period required by Article 26.7 of the Articles, provided however that if the Shareholder Approval is not obtained, then the Conversion Price shall be adjusted as if Article 26.7 had applied to the Offering. The Adjustment shall not be effective until the Shareholder Approval has been properly obtained. If Shareholder Approval is not obtained, then the waiver shall be null, void, and of no legal effect.

        4. MISCELLANEOUS.

                (a) Authorization. Each Holder agrees that such Holder is the beneficial owner of the Series A Preferred listed next to its signature to this Agreement on and that such Holder has the power and authority to execute, deliver and perform this Agreement.

                (b) No Assignment. No party to this Agreement will assign, transfer, or encumber all or any part of its rights, duties, or other interests in or under this Agreement without the prior written consent of the other parties. Despite such consent, no assignment will release the assignor of any of its obligations or alter any of its primary obligations to be performed under this Agreement.

                (c) No Third Party Beneficiaries. This Agreement is binding on and benefits only the parties. Nothing in this Agreement gives any rights or remedies to any other person, nor does anything in this Agreement relieve or discharge any obligation or liability of any third person to any party. This Agreement does not give any third person any right of subrogation or action over or against any party.

                (d) Specific Performance. It might be impossible to measure in money the damage to a party if another party breaches this Agreement. If any such breach occurs, the party damaged might not have an adequate remedy at law. Accordingly, each party consents to the issuance of an injunction or other appropriate interim or provisional relief, and the enforcement of other equitable remedies, against it to prevent breaches by it and compel its performance of this Agreement.

                (e) Amendments. This Agreement may not be amended or modified other than by an agreement in writing signed by all parties.

                (f) Counterparts. This Agreement may be signed in one or more counterparts and by facsimile transmission. Each of them is deemed an original and all of them


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        constitute one agreement. This Agreement will not be effective until the execution and delivery by all parties of at least one set of counterparts.

                (g) Lock- Ups. Holder agrees to execute the Lock-Up Agreement attached hereto as Exhibit 1 and incorporated by this reference, and that Holder, any successors and assigns shall be bound to the terms of the Lock-Up Agreement.




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This Agreement is entered into as of the date set forth above by:

COMPANY
Lions Gate Entertainment Corp.

By: /s/ Wayne Levin

Name: Wayne Levin
      _________________________

Title: Exec VP
      ___________________________
Suite 3123 Three Bentall Centre
595 Burrard Street
Vancouver, British Columbia V7X 1J1

HOLDERS

By:  SBS Broadcasting SA

Name: /s/ Harry Sloan
      _________________________

Title: Exec Chairman
      ___________________________

Address:

Number of Series A Preferred Shares Owned: __________

By: Telemunchen Fernseh GmbH &Co

Name: /s/
      _________________________

Title:___________________________

Address:

Number of Series A Preferred Shares Owned: 4028
                                           __________





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